Exhibit 99.1

NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
R. David Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
Goodrich Petroleum Corporation Announces Increased Capital Budget and Provides an
Operational and Production Update
Houston, Texas — October 2, 2006. Goodrich Petroleum Corporation (GDP) today announced that its Board of Directors has approved a 16% increase in its full year 2006 Capital Expenditure Budget from $220 million to $255 million. The increase in the budget will provide for a continued accelerated pace of drilling and completion expenditures in the Cotton Valley trend, as well as allow for the initial construction phase of a low pressure gas gathering and salt water disposal system in the North Minden and Dirgin-Beckville area in Rusk and Panola Counties, East Texas. In addition to the increase in the capital expenditure budget, the Company also provided an update on its current operations and production for the third quarter of 2006.
OPERATIONS. During the third quarter of 2006, the Company conducted drilling operations on approximately 18 wells in the Cotton Valley trend. In addition, the Company initiated the rotation of two rigs previously under contract for Cotton Valley trend drilling, by releasing two older vintage rigs which are being replaced by three newly constructed rigs and scheduled for delivery between the fourth quarter of 2006 and January of 2007. In addition, the Company has contracted for one additional rig to partially fill the gap created by the release of the two older rigs, estimated to be for one to two wells during the October to November time frame, which brings the current number of rigs under contract by the Company to seven. The Company continues to expect to have nine rigs under contract and operating in the Cotton Valley trend as it enters the first quarter of 2007.
One of the existing rigs under contract is currently in South Louisiana commencing drilling operations on the Company’s Sea Biscuit prospect in the Bayou Bouillon field in Iberville Parish, Louisiana. The prospect well is expected to reach total depth in approximately 45 days. Subsequent to completing the drilling activity in the Bayou Bouillon field, the rig will be moved back to East Texas to resume drilling activities in the Cotton Valley trend.
In a press release dated May 8, 2006, the Company announced it had tested the deepest productive interval in its Gueymard No.1 well in the St. Gabriel field in South Louisiana at a rate of 4,000 Mcf of gas per day and 200 barrels of oil per day with 5,000 pounds of flowing tubing pressure. The well was originally scheduled to begin production late in the second quarter of 2006. However, the Company incurred unexpected delays due to a down-hole mechanical problem, which has further delayed production and caused additional completion expenditures to be incurred. The Company believes it has corrected the mechanical problem and expects to resume production testing from the interval and place the well on production in early October 2006.
As previously announced on August 7, 2006, the Company entered into an agreement covering approximately 20,500 acres in its Cotton prospect in Nacogdoches County, Texas, whereby a third party agreed to purchase 50% of the Company’s interest (approximate 20% working interest), in all rights below the base of the Knowles Lime formation at 12,901’. Additionally, the third party agreed to pay all of the Company’s costs in an initial “Deep Bossier” sand test to approximately 16,500’. The Company retains all of its rights, being a 40% working interest, in all of the sections above the Knowles Lime. The rig slated to drill the initial Deep Bossier test well has begun mobilization to the field and is expected to spud in early October 2006.
In its core Cotton Valley trend acreage in Rusk and Panola Counties, the Company is finalizing plans to drill its first horizontal well into the Cotton Valley sand section. The well is designed to penetrate the lower Cotton Valley section and drill an approximate 3,000’ lateral. The Company currently expects to spud its Cotton Valley horizontal well in late October 2006 and has earmarked approximately $5.0 million for the drilling and completion of the well.
PRODUCTION. The Company expects to report continued growth in net production volumes in the third quarter of 2006. However, in addition to the delayed production from the Gueymard No.1 well in South Louisiana, the Company also experienced several unanticipated delays in bringing additional Cotton Valley trend wells on line. These wells, which were drilled and had previously been expected to commence production during the quarter, are now expected to begin production early in the fourth quarter. The delays were caused by a variety of reasons, including: drilling/sidetracking delays, a completion pipe failure and multiple wells being drilled from the same surface location causing both wells’ production to be delayed until all drilling operations were completed.
In addition, the Company has initiated Phase I of a low pressure gas gathering and salt water disposal system (“LPGS”) in its core North Minden and Dirgin-Beckville fields in Rusk and Panola Counties, Texas. The LPGS is designed to reduce the flowline pressure of the gathering system into which these wells produce, lowering it to a pressure of approximately 50 psi. The Company believes the installation of the LPGS will increase production from the existing and future wells, reduce salt water trucking and disposal expenses, which are a major component of lease operating expenses (“LOE”), and increase operating efficiencies. Phase I is expected to cost approximately $9.0 million to install and should be completed during the first quarter of 2007. Construction of Phase II of the LPGS, which is expected to cost an incremental $8.0 million, is anticipated to begin immediately upon completion of Phase I. Those wells impacted by Phase I should immediately see the benefits of the low pressure system upon completion of the initial phase.
While the Company believes net production volumes continued to grow sequentially during the third quarter as compared to the second quarter of 2006, it currently expects sequential growth will be slightly lower than previously expected and in a range between 5% and 10% over the volumes produced during the second quarter due to the issues highlighted above. The Company believes it is on pace for year-over-year production volume growth in excess of 85%.
CAPITAL EXPENDITURES. The Company’s board of directors has again increased its capital expenditure budget for 2006 from $220 million to $255 million. The increase in the capital expenditure budget will provide for (a) approximately $5.0 million of additional lease acquisitions in the Cotton Valley trend; (b) $9.0 million for Phase I of the LPGS; (c) increases in anticipated drilling and completion costs for both Cotton Valley wells and the Gueymard well in South Louisiana; and (d) capital expenditures associated with the Company’s initial Cotton Valley horizontal well.

Through September 2006, the Company has drilled and logged 137 Cotton Valley trend wells and continues to estimate it will drill approximately 90 wells in the Cotton Valley trend during 2006, including the initial Cotton Valley horizontal. In addition, the Company plans to continue its accelerated pace of drilling during 2007 with nine rigs under contract.
Gil Goodrich, CEO commented, “With the rapid pace of drilling we have undertaken in our core North Minden and Beckville area and the increasing volumes of gas being produced into our existing gas gathering system in that area, we felt it was important to begin construction of the low pressure gathering system immediately to maximize our gas production capacity and reduce the risk of throughput constraints. In the interim, and to help ensure we do not see any material negative impact on production volumes, we will be drilling more wells than previously planned in the Bethany-Longstreet and Cotton South areas, as well as initial wells on our Brachfield prospect in Panola County, our Phoenix prospect in Upshur County and our Sunshine prospect in Smith County, all of which are targeting the Cotton Valley section. We believe this plan and the installation of the LPGS will allow us to continue the rapid production growth we have experienced over the last two years. In addition, we recently closed on the previously announced $20 million increase in our Second Lien Term Loan and increased our Borrowing Base up to $150 million, the combination of which should provide ample liquidity for us well into 2007. When coupled with our recently announced restructuring of a portion of our natural gas hedges, providing us with approximately 15,000 Mmbtu hedged at a fixed price of $6.95 per Mmbtu for the fourth quarter of this year and approximately 31,200 Mmbtu hedged in a combination of fixed price swaps and costless collars with a blended average minimum price of $7.70 per Mmbtu for calendar year 2007, we feel we have protected a significant portion of our cash flow for the remainder of 2006 and into 2007.”
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.